Exhibit 99.1

                        [CFS Bancorp, Inc. Letterhead]





March 27, 2003
FOR IMMEDIATE RELEASE

CONTACT: Thomas F. Prisby, Chairman of the Board and Chief Executive Officer 2l9-836-5500


          CFS BANCORP, INC. ANNOUNCES DECLARATION OF CASH DIVIDEND

MUNSTER, IN - March 27, 2003 - CFS Bancorp, Inc. (NASDAQ: CITZ) announced today that its Board of Directors declared a quarterly cash dividend on March 26, 2003 of $0.11 (eleven cents) per share on the common stock of the Company. The dividend will be paid on April 25, 2003 to the stockholders of record at the close of business on April 4, 2003.

CFS Bancorp, Inc. has paid a cash dividend each quarter since its initial public offering in July 1998. This additional dividend represents an annualized increase of 10% over the dividend paid in the previous quarter.

CFS Bancorp, Inc. is the parent of Citizens Financial Services, FSB. Citizens Financial Services provides community banking services and currently operates 21 offices throughout adjoining markets in Chicago's Southland and Northwest Indiana. The Company's stock trades on the Nasdaq National Stock Market under the symbol "CITZ."

This press release may contain certain forward-looking statements and information relating to the Company that are based on the beliefs of management as well as assumptions made by and information currently available to management. The words "anticipate," "believe," "estimate," "expect," "indicate" "intent," "should," and similar expressions, or the negative thereof, as they relate to the Company or the Company's management, are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events that are subject to certain risks and uncertainties that may cause actual results to vary. The Company does not intend to update these forward-looking statements.

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